FOR IMMEDIATE RELEASE                  Contact: Cedric W. Burgher
May 9, 2002                                     Halliburton, Investor Relations
                                                (713) 676-4608

                                                Wendy Hall
                                                Halliburton, Public Relations
                                                (713) 676-5227




                 HALLIBURTON 2002 SHAREHOLDERS' MEETING WEBCAST


     DALLAS,  Texas -  Halliburton  Company's  (NYSE:  HAL)  annual  meeting  of shareholders will be held at The Fairmont Hotel in Dallas, Texas on Wednesday, May 15, 2002 at 9:00 AM Central Time.
     For those not able to attend, please visit our website at www.halliburton.com to listen to the meeting live via webcast. A replay will be available on the Halliburton website for seven days following the meeting.
     Halliburton Company, founded in 1919, is one of the world's largest providers of products and services to the petroleum and energy industries. The company serves its customers with a broad range of products and services through its Energy Services Group and Engineering and Construction Group business segments. The company's World Wide Web site can be accessed at www.halliburton.com.


                                       ###